Exhibit 1A-2A

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is DF Growth REIT, LLC.

2. The Registered Office of the limited liability company in the State of Delaware is located at 8 THE GREEN, STE A (street), in the City of DOVER, Zip Code 19901. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is A Registered Agent, Inc..

By:	/s/ Alan Lewis
Authorized Person

Name:	Alan Lewis
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:09 PM 07/16/2018
FILED 07:09 PM 07/16/2018
SR 20185688720 - File Number 6978117